Exhibit 99.1

                NS Group, Inc.

Audited consolidated balance sheets of NS Group, Inc. and subsidiaries as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2005; and the unaudited condensed consolidated balance sheet of NS Group, Inc. and subsidiaries as of September 30, 2006 and the related condensed, consolidated statements of income for the three and nine months ended September 30, 2006 and 2005 and cash flows for the nine months ended September 30, 2006 and 2005 are required to be filed herewith as Exhibit 99.1 and are incorporated herein by reference.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORTS TO NS GROUP SHAREHOLDERS

Management’s Responsibility for Financial Statements

The accompanying consolidated financial statements have been prepared by the management of NS Group, Inc., in conformity with accounting principles generally accepted in the United States of America and, in the judgment of management, present fairly and consistently the Company’s consolidated results of operations, financial position and cash flows. These statements necessarily include amounts that are based on management’s best estimates and judgments. The financial information contained elsewhere in this report is consistent with that contained in the consolidated financial statements.

Management Report on Internal Control Over Financial Reporting

The management of NS Group, Inc. is responsible for establishing and maintaining adequate internal control over financial reporting. NS Group, Inc.’s internal control system was designed to provide reasonable assurance to the Company’s management and board of directors regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

Management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005. In making this assessment, it used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in “Internal Control — Integrated Framework”. Based on the results of this assessment, management concluded that, as of December 31, 2005, the Company’s internal control over financial reporting was effective.

NS Group, Inc.’s independent registered public accounting firm has issued an attestation report on our assessment of the Company’s internal control over financial reporting, which appears herein.

/s/ René J. Robichaud

René J. Robichaud

President and Chief Executive Officer

/s/ Thomas J. Depenbrock

Thomas J. Depenbrock

Vice President — Finance, Treasurer

and Chief Financial Officer

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of NS Group, Inc.

Newport, Kentucky

We have audited the accompanying consolidated balance sheets of NS Group, Inc. and subsidiaries (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of NS Group, Inc. and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2005, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report (not presented herein) dated March 8, 2006 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio

March 8, 2006

NS GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(In thousands, except per share amounts)	2005	2004	2003

Net sales	$600,895	$467,262	$258,987
Cost of products sold	439,361	368,088	262,952
Gross profit (loss)	161,534	99,174	(3,965)

Selling, general and administrative expense	22,949	18,260	14,721
Restructuring charges	—	1,897	77
Trade case receipts	—	—	(567)
Operating income (loss)	138,585	79,017	(18,196)

Investment income (loss)	2,933	205	(117)
Interest expense	(621)	(1,071)	(3,391)
Other, net	311	(62)	4,206
Income (loss) before income taxes	141,208	78,089	(17,498)
Provision (benefit) for income taxes	14,113	3,456	(169)
Net income (loss)	$127,095	$74,633	$(17,329)

Net income (loss) per common share —
Basic	$5.70	$3.53	$(0.83)
Diluted	$5.62	$3.45	$(0.83)

Weighted average shares outstanding —
Basic	22,303	21,162	20,774
Diluted	22,604	21,638	20,774

See notes to consolidated financial statements.

NS GROUP, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands)	2005	2004
ASSETS
Current assets:
Cash and equivalents	$145,124	$30,944
Accounts receivable, less allowances of $1,563 and $1,492, respectively	59,658	54,134
Inventories	136,635	119,817
Operating supplies and prepaid expenses	11,534	9,498
Deferred income taxes	7,885	1,625
Other current assets	—	2,379
Total current assets	360,836	218,397
Property, plant and equipment, net	48,515	44,260
Other assets	4,611	2,190
Assets held for sale	—	2,055
Total assets	$413,962	$266,902

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,385	$41,061
Accrued liabilities and other	23,029	23,998
Accrued income taxes	10,563	1,969
Deferred revenue	17,407	13,641
Current portion of restructuring liabilities	944	896
Current portion of long-term debt	36	41
Total current liabilities	93,364	81,606
Long-term debt	375	421
Deferred income taxes	1,770	1,788
Other long-term liabilities	10,610	8,764
Total liabilities	106,119	92,579

Shareholders’ equity:
Preferred stock, no par value, 2,000 shares authorized, none outstanding	—	—
Common stock, no par value, 40,000 shares authorized, 25,129 and 25,111 shares issued	293,936	287,897
Treasury stock, at cost, 2,709 and 3,205 shares	(26,413)	(27,085)
Unearned compensation	(564)	(307)
Accumulated other comprehensive income	29	58
Retained earnings (deficit)	40,855	(86,240)
Shareholders’ equity	307,843	174,323
Total liabilities and shareholders’ equity	$413,962	$266,902

See notes to consolidated financial statements.

NS GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31
(In thousands)	2005	2004	2003
CASH FLOWS — OPERATING ACTIVITIES
Net income (loss)	$127,095	$74,633	$(17,329)
Adjustments to reconcile net income (loss) to net cash flows provided (used) by operating activities:
Depreciation and amortization	5,849	5,403	6,672
Amortization of deferred finance costs	291	284	602
Loss on disposal of assets	460	—	—
Amortization of unearned compensation	237	124	—
Deferred income taxes	(6,278)	163	(77)
Restructuring charges, including asset impairment	—	—	308
Loss on sales of investments	—	—	347
Other, net	988	145	568
Changes in operating assets and liabilities:
Accounts receivable, net	(5,524)	(26,873)	(14,608)
Inventories	(16,818)	(53,249)	(10,694)
Other current assets	(2,324)	(650)	1,178
Accounts payable	(736)	16,554	16,016
Accrued liabilities	(342)	4,878	2,849
Accrued income taxes	12,823	1,969	(109)
Deferred revenue	3,766	5,629	678
Net cash flows provided (used) by operating activities	119,487	29,010	(13,599)

CASH FLOWS — INVESTING ACTIVITIES
Purchases of property, plant and equipment	(8,535)	(3,760)	(1,137)
Proceeds from sales of assets held for sale	1,352	6,679	479
Purchase of short-term investments	(10,933)	—	—
Maturity of short-term investments	10,933	—	—
Sales of available-for-sale securities	—	—	3,751
Changes in other	—	653	1,947
Net cash flows provided (used) by investing activities	(7,183)	3,572	5,040

CASH FLOWS — FINANCING ACTIVITIES
Repayments of long-term debt	(51)	(39)	(33,802)
Net borrowings (repayments) under revolving credit facility	—	(14,936)	14,936
Increase (decrease) in other notes payable	—	(106)	106
Proceeds from option and warrant exercises	6,469	10,925	1,029
Purchase of treasury stock	(4,542)	—	(28)
Payment of financing costs	—	(110)	(411)
Net cash flows provided (used) by financing activities	1,876	(4,266)	(18,170)

Increase (decrease) in cash and equivalents	114,180	28,316	(26,729)
Cash and equivalents at beginning of period	30,944	2,628	29,357
Cash and equivalents at end of period	$145,124	$30,944	$2,628

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$8	$410	$4,543
Cash paid (received) during the period for income taxes	$7,583	$1,250	$(670)

See notes to consolidated financial statements.

NS GROUP, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

						Accumulated
						Other
						Comprehensive	Retained
	Common Stock		Treasury Stock		Unearned	Income	Earnings
(In thousands)	Shares	Amount	Shares	Amount	Compensation	(Loss)	(Deficit)	Total
Balance, December 31, 2002	24,860	$282,935	4,213	$(35,572)	$759	$(328)	$(143,411)	$104,383
Net loss							(17,329)	(17,329)
Reclassification of investment losses to income statement						488		488
Net unrealized loss on investments						(63)		(63)
Comprehensive loss								(16,904)
Exercise of common stock warrants	187	749			(308)			441
Stock option plans	43	477	(21)	152	125		(66)	688
Balance, December 31, 2003	25,090	$284,161	4,192	$(35,420)	$576	$97	$(160,806)	$88,608
Net income							74,633	74,633
Net unrealized loss on investments						(39)		(39)
Comprehensive income								74,594
Vesting of deferred compensation		626			(626)			—
Issuance of restricted stock units		381			(381)			—
Amortization of unearned compensation					74			74
Tax benefit related to stock options exercised		74						74
Stock option plans	21	2,655	(987)	8,335	50		(67)	10,973
Balance, December 31, 2004	25,111	$287,897	3,205	$(27,085)	$(307)	$58	$(86,240)	$174,323
Net income							127,095	127,095
Net unrealized loss on investments						(29)		(29)
Comprehensive income								127,066
Restricted stock grants	17	494			(494)			—
Amortization of unearned compensation					237			237
Tax benefit related to stock options exercised		4,141						4,141
Purchase of treasury stock			132	(4,638)				(4,638)
Stock option plans	1	1,404	(628)	5,310				6,714
Balance, December 31, 2005	25,129	$293,936	2,709	$(26,413)	$(564)	$29	$40,855	$307,843

See notes to consolidated financial statements.

NS GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The consolidated financial statements include the accounts of NS Group, Inc. and its wholly-owned subsidiaries (the Company): Koppel Steel Corporation (Koppel), Newport Steel Corporation (Newport), Erlanger Tubular Corporation (Erlanger), and Northern Kentucky Management, Inc. All significant intercompany accounts and transactions have been eliminated. Certain reclassifications were made to conform the prior year amounts to the presentation in the current year.

Use of Estimates

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those recorded estimates.

Cash and Equivalents

     Cash includes currency on hand and demand deposits with financial institutions. Cash equivalents consist primarily of money market mutual funds, commercial paper and U.S. treasury securities with an original term of three months or less.

Inventories

     Inventories are stated at the lower of FIFO (first-in, first-out) cost or market, or the lower of average cost or market. The Company records a provision for excess and obsolete inventory whenever such impairment has been identified. Inventory costs include labor, material and manufacturing overhead.

     Inventories consist of the following:

	December 31,
(In thousands)	2005	2004
Raw materials	$33,970	$49,054
Semi-finished and finished products	102,665	70,763
	$136,635	$119,817

Property, Plant and Equipment

     Property, plant and equipment are recorded on a cost basis. Expenditures for additions, betterments and renewals are capitalized. Maintenance and repair expenditures, which do not improve or extend productive life, are expensed as incurred. Depreciation is calculated using a straight-line method over the estimated useful lives of the assets. Useful lives of the assets are 30 to 40 years for buildings and 5 to 12 years for machinery and equipment. Costs incurred in the application development stage to develop internal-use software are capitalized and amortized over the estimated useful life of the software.

     The Company periodically evaluates property, plant and equipment for indicators of potential impairment such as reductions in demand or significant economic factors. When such indicators of impairment exist, a review is performed to determine whether the carrying value of an asset is impaired based on a comparison to the undiscounted estimated future cash flows from the asset. If the comparison indicates that there is impairment, the impaired asset is written down to fair value.

     Property, plant and equipment consist of the following:

	December 31,
(In thousands)	2005	2004
Land and improvements	$8,910	$8,836
Buildings	18,027	16,259
Machinery and equipment	178,625	174,516
Construction in progress	4,231	2,401
	209,793	202,012
Accumulated depreciation	(161,278)	(157,752)
	$48,515	$44,260

     At December 31, 2005, the Company has $1.1 million of accounts payable capitalized in property, plant and equipment which are not reflected in the statement of cash flows.

Treasury Stock

     The Company’s purchases of shares of its common stock are recorded as treasury stock at cost and result in a reduction of shareholders’ equity. When treasury shares are reissued, the Company uses average cost to value treasury shares. If the shares are reissued for a price higher than their cost the difference is credited to common shares; if the shares are issued for less than their cost the difference is charged to retained earnings (deficit).

Revenue Recognition

     Product revenues are recognized as sales when revenue is earned and is realized or realizable. This includes satisfying the following criteria: the arrangement with the customer is evident, usually through the receipt of a purchase order; the sales price is fixed or determinable; delivery has occurred; the risk of loss has been passed to the customer; and collectibility is reasonably assured. Revenues are also recognized when, at the customer’s request, the goods are set aside in storage at the Company’s facilities and paid for in full. Freight and shipping billed to customers is included in net sales, and the cost of freight and shipping is included in cost of products sold.

Other, net

     The Company received settlements of $0.1 million and $4.0 million in 2005 and 2003, respectively, as the result of antitrust litigation against manufacturers of graphite electrodes used in the steel-making process.

Stock-Based Compensation

     The Company accounts for stock-based compensation using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.

     If the Company accounted for stock-based compensation using the fair value recognition provisions of Statement of Financial Accounting Standard (SFAS) No. 123, “Accounting for Stock-Based Compensation”, net income (loss) and diluted income (loss) per share would have been as follows:

	Years Ended December 31,
(In thousands, except per share amounts)	2005	2004	2003
Net income (loss) — as reported	$127,095	$74,633	$(17,329)
Add: Stock-based employee compensation included in reported net income (loss), net of related tax benefits	213	122	125
Less: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax benefits	(760)	(1,215)	(2,406)
Net income (loss) — pro forma	$126,548	$73,540	$(19,610)
Diluted income (loss) per share — as reported	$5.62	$3.45	$(0.83)
Effect of stock-based employee compensation expense determined under the fair value method for all awards, net of related tax benefits	(0.02)	(0.06)	(0.11)

Diluted income (loss) per share — pro forma	$5.60	$3.39	$(0.94)

     The fair values of the granted options were determined using the Black-Scholes option pricing model with the following weighted average assumptions for 2005, 2004 and 2003, respectively: no common stock dividends; expected volatility of 65%, 65%, and 77%; risk-free interest rates of 4.0%, 4.4%, and 3.1%; and an expected life of 6 years in 2005 and 7 years for 2004 and 2003.

Income Taxes

     Deferred income tax balances represent the estimated future tax effects of temporary differences between the financial reporting basis and the tax basis of certain assets and liabilities. As appropriate, valuation allowances are established to reduce deferred tax assets to amounts that are more likely than not to be realized.

Environmental Remediation and Compliance

     Environmental remediation costs are accrued, except to the extent capitalizable, when incurrence of such costs is probable and the costs can be reasonably estimated. Environmental compliance costs include maintenance and operating costs associated with pollution control facilities, costs of ongoing monitoring programs, permit costs and other similar costs. Such costs are expensed as incurred.

Earnings (Loss) Per Share

     Basic earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding for the period. Diluted earnings or loss per share is computed by dividing net income or loss by the weighted average number of common shares outstanding plus dilutive common stock equivalents. The following table reconciles the number of common shares outstanding at December 31 of each year to the number of weighted average basic common shares outstanding and the number of weighted average diluted common shares outstanding for the purposes of calculating basic and diluted earnings per common share. The table also provides the number of shares of common stock potentially issuable at the end of each period and the number of potentially issuable shares excluded from the diluted earnings per share computation for each period.

(In thousands)	2005	2004	2003
Number of common shares outstanding at year-end	22,420	21,906	20,898
Effect of using weighted average common shares outstanding	(117)	(744)	(124)
Weighted average basic common shares outstanding	22,303	21,162	20,774

Dilutive effect of common stock options and restricted stock units	301	476	—
Weighted average diluted common shares outstanding	22,604	21,638	20,774

Potentially issuable shares	280	872	—
Number of potentially issuable shares excluded from diluted common shares outstanding	—	—	1,789

Recently Adopted Accounting Standards

     On December 31, 2005, the Company adopted Financial Accounting Standards Board (FASB) Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations” (FIN 47) an interpretation of SFAS No. 143. This interpretation clarifies the definition of conditional asset retirement obligations used in SFAS No. 143 and clarifies when a company would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The adoption of FIN 47 did not have a material effect on the Company’s consolidated results of operations, financial position or cash flows.

Recently Issued Accounting Standards

     On December 16, 2004, the FASB issued SFAS No. 123(R), “Share-Based Payment”, which is a revision of SFAS No. 123 and supersedes APB Opinion No. 25. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be valued at fair value on the date of grant, and to be expensed over the applicable vesting period. Pro forma disclosure of the income statement effects of share-based payments is no longer an alternative. SFAS No. 123(R) is effective for all stock-based awards granted on or after January 1, 2006. In addition, companies must also recognize compensation expense related to any awards that are not fully vested as of the effective date. Compensation expense for the unvested awards will be measured based on the fair value of the awards previously calculated in developing the pro forma disclosures in accordance with the provisions of SFAS No. 123. The Company has elected the modified prospective method of adoption. The Company does not expect the adoption of SFAS 123(R) to have a material effect on its consolidated results of operations and earnings per share. However, the adoption of SFAS 123(R) could have a material impact on the Company’s consolidated results of operations and earnings per share depending on the number and fair value of future awards.

     In November 2004, the FASB issued SFAS No. 151, “Inventory Costs”, to amend the guidance in Chapter 4, Inventory Pricing, of FASB Accounting Research Bulletin No. 43, Restatement and Revision of Accounting Research Bulletins, which will become effective for the Company on January 1, 2006. SFAS 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The statement requires that those items be recognized as current-period charges. Additionally, SFAS 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The Company does not expect the adoption of SFAS 151 to have a material effect on its consolidated results of operations, financial position or cash flows.

Note 2: RESTRUCTURING CHARGES

     During the quarter ended March 31, 2001, the Company implemented restructuring initiatives involving certain operations of its business. One initiative was to purchase hot-rolled coils rather than manufacture them at the Company’s welded tubular operations. As a result, the Company discontinued the production of hot-rolled coils and closed its melt shop and hot strip mill operations at its welded tubular facilities in Wilder, Kentucky, effective March 31, 2001. In addition, the Company decided to exit the special bar quality business by June 30, 2001, which was operated from its Koppel, Pennsylvania facility.

     Consequently, in the first quarter of 2001, the Company recorded $56.2 million of restructuring charges, including $43.4 million resulting primarily from asset impairment losses related to machinery, equipment and related spare parts inventories to be sold. The restructuring charges include a $0.6 million write-down of special bar quality finished goods inventories that was included in cost of products sold.

     Following is a summary of the accrued restructuring liabilities and activity through December 31, 2005:

(In thousands)	2005	2004	2003
Balance, beginning of year	$2,675	$5,562	$6,669
Cash payments	(32)	(4,784)	(1,184)
Accruals	—	1,897	77
Balance, end of year	$2,643	$2,675	$5,562

     At December 31, 2005, $0.9 million of the total restructuring liabilities is included in current liabilities and represents the estimated costs for environmental remediation and monitoring costs of a closed landfill and an operating contract. The remaining $1.7 million of restructuring liabilities is included in Other long-term liabilities, of which $1.4 million is for the estimated post-closure monitoring and maintenance costs of the closed landfill and $0.3 million is for the estimated costs to fulfill a natural gas transportation contract into 2009. As of December 31, 2005, the Company had $1.6 million in a restricted trust account, which is included in Other assets in the consolidated balance sheets, for the post-closure care of the closed landfill. The Company considers the restructuring activities substantially complete at December 31, 2005.

     In the first quarter of 2004, the Company recorded $1.9 million in additional restructuring charges primarily related to the settlement of an operating contract for $4.7 million in April 2004. In the fourth quarter of 2003, the Company recorded $0.1 million of additional restructuring charges resulting from an increase in the estimated cancellation costs of operating contracts.

Assets Held for Sale

     In connection with the restructuring decisions in 2001, certain equipment and facilities were designated as held for sale. The Company had previously sold the related hot strip mill equipment in 2002. In 2004, the melt shop at the Company’s Newport, Kentucky, facilities, which included an electric arc furnace, continuous slab caster and related storeroom supplies and spare parts were sold. In 2005, the bar mill and blooming mill used at the Company’s Koppel operations was sold. As of December 31, 2005, there are no assets previously classified as Assets Held for Sale remaining to be sold.

Note 3: SEGMENT INFORMATION/CONCENTRATIONS

     The Company operates in a single reportable segment, which it refers to as Energy Products and consists of (i) seamless and welded tubular goods used primarily in oil and natural gas drilling and production operations (oil country tubular goods, or OCTG); and (ii) line pipe used in the transmission of oil, natural gas and other fluids. Energy Products reflect the aggregation of two business units which have similar economic characteristics and similar characteristics such as products and services, manufacturing processes, customers and distribution channels and is consistent with both internal management reporting and resource and budgetary allocations. Corporate general and administrative expenses are fully absorbed by the segment.

Net sales by product category are as follows:

	Years ended December 31,
	2005	2004	2003
Seamless products	$382,003	$267,354	$142,356
Welded products	218,892	199,908	116,631
	$600,895	$467,262	$258,987

Concentrations

     The Company’s operations are conducted principally in the United States. The Company grants trade credit to customers, the most significant of which are distributors serving the oil and natural gas exploration and production industries. Sales to the Company’s two largest customers accounted for 23% and 13% of net sales in 2005. Sales to the Company’s three largest customers accounted for 32%, 12% and 11% of net sales in 2004 and sales to the Company’s two largest customers accounted for 20% and 13% of net sales in 2003. The Company’s largest customers accounted for $20.4 million and $28.1 million of the Company’s accounts receivable balances at December 31, 2005 and 2004, respectively.

     The Company’s welded operations depend primarily on three suppliers for its steel coils with one supplier accounting for the majority of its purchases. If the Company would suffer the loss of a significant customer or supplier, the effect could result in reduced sales or a delay in manufacturing and would adversely affect operating results.

     Approximately 90% of the Company’s 1,003 hourly employees are represented by the United Steelworkers of America. The collective bargaining agreements for Erlanger, Newport and Koppel expire in May 2006, April 2009 and May 2010, respectively. The contract for the Erlanger employees covers approximately 154 employees.

Note 4: ACCRUED LIABILITIES AND OTHER LONG-TERM LIABILITIES

     Accrued liabilities and other consist of the following:

	December 31,
(In thousands)	2005	2004
Payroll and benefits	$13,006	$12,485
Workers’ compensation	4,426	5,555
Customer claims	1,328	1,558
Personal property and sales and use taxes	2,648	2,640
Environmental remediation	1,433	1,506
Other	188	254
	$23,029	$23,998

     Other long-term liabilities consist of the following:

	December 31,
(In thousands)	2005	2004
Accrued employee benefits	$7,635	$6,986
Long-term restructuring liabilities	1,700	1,778
Asset retirement obligations	1,275	—
	$10,610	$8,764

Note 5: GAINS AND LOSSES ON LONG-TERM INVESTMENTS

     The Company’s long-term investments in 2003 consisted of corporate bonds. These investments were classified as available for sale and carried at fair value, based on quoted market prices. The cost of securities sold was based on the specific identification method.

     Long-term investments were periodically reviewed to determine if declines in fair value below cost basis were other-than-temporary. Significant and sustained decreases in quoted market prices, a series of historic and projected operating losses by the investee or other factors were considered as part of the review. The Company recognized impairment losses of $0.1 million in 2003. Realized gains and losses and impairments were included in Investment income (loss) in the consolidated statements of operations. Gross realized gains and losses in 2003 were $73 thousand and $420 thousand, respectively.

     Unrealized gains and losses on available for sale securities are included, net of tax, in accumulated other comprehensive income (loss) within shareholders’ equity until sold. At December 31, 2005, the Company had $29 thousand of unrealized gains associated with $1.6 million of securities being held in trust for the payment of environmental remediation costs. See Note 2 — Restructuring Charges for additional information.

     Comprehensive losses consist of unrealized losses associated with securities held in trust for the payment of environmental remediation costs.

Note 6: DEBT AND CREDIT FACILITY

     Borrowings at December 31, 2005 and 2004 consist of other long term debt of $0.4 million. These amounts are net of $36 thousand and $41 thousand classified as current.

     The Company has a revolving credit facility that provides up to $50.0 million under a borrowing formula that is based upon eligible inventory and accounts receivable, subject to certain reserves and satisfaction of certain conditions to each draw under the facility. Interest rates on the facility vary according to the amount of loans outstanding and range from the prime rate plus 1.00% to prime plus 1.75% with respect to domestic rate loans, and from the LIBOR rate plus 2.50% to LIBOR plus 3.25% with respect to LIBOR rate loans. The credit agreement contains financial and other covenants, including a minimum level of earnings, as defined in the agreement, and limitations on certain types of transactions, including the ability of the Company’s subsidiaries to declare and pay dividends. At December 31, 2005, the Company was in compliance with the covenants of the credit facility. The credit facility expires in March 2007.

     At December 31, 2005, the Company had $1.9 million of letters of credit outstanding under the credit facility and approximately $48.1 million in borrowing availability. The letters of credit were issued as collateral for the Company’s self-insured workers compensation program. The facility is secured by a first priority lien on substantially all of the Company’s inventories, accounts receivable and property, plant and equipment and related intangibles.

     Maturities of long-term debt for the next five years are less than $0.1 million per year.

     In the second quarter of 2003, the Company redeemed the remaining $33.8 million of its outstanding 13.5% senior secured notes (Notes). The Notes were redeemed at par plus accrued interest, and was funded from existing cash balances and borrowings under the Company’s credit facility.

     In July 2002, the Company filed a universal shelf registration statement for the issuance and sale from time to time to the public of up to $100 million in securities, including debt, preferred stock, common stock and warrants. The shelf registration was declared effective by the SEC in September 2002. There have been no securities sold pursuant to the shelf registration. The Company believes the shelf registration allows financial flexibility for it to react to future opportunities in the market. Under the Securities Offering Reform of 2005, the Company may continue to use this shelf registration statement through November 30, 2008.

Note 7: FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of financial instruments:

     Current assets and liabilities — The carrying amounts approximate fair value because of the short maturity of these instruments.

     Long-term debt — The fair value of long-term debt was estimated by calculating the present value of the remaining interest and principal payments on the debt to maturity. The present value computation uses a discount rate based upon current market rates. The carrying amount and fair value of long-term debt were $0.4 million and $0.2 million, respectively, at December 31, 2005. The carrying amount and fair value of long-term debt were $0.5 million and $0.3 million, respectively, at December 31, 2004.

Note 8: CAPITAL STOCK

Preferred Stock

     The Company’s authorized stock includes two million shares of Class A Preferred Stock, issuable in one or more series. The rights, preferences, privileges and restrictions of any series of Class A Preferred Stock, the number of shares constituting any such series and the designation thereof, are subject to determination by the Board of Directors.

     One million shares of the Class A Preferred Stock were designated as Series B Junior Participating Preferred Stock, par value $10 per share, in connection with a Shareholder Rights Plan (Plan) adopted in November 1998. Pursuant to the Plan, one Preferred Stock Purchase Right (Right) is attached to each outstanding share of common stock of the Company.

     The Plan includes provisions which are intended to protect shareholders against certain unfair and abusive takeover attempts by anyone acquiring or tendering for 20% or more of the Company’s common stock. The Company may redeem the Rights for one-half cent per Right at any time before a 20% position has been acquired. The Rights expire in November 2008.

Common Stock

     On October 21, 2005, the Board of Directors approved a share repurchase program for up to 2.25 million shares of the Company’s common stock. The repurchases may be made by the Company from time to time in open market purchases or through privately negotiated transactions through December 31, 2006. During the fourth quarter the Company purchased 125,400 shares for $4.4 million and the shares were recorded as treasury shares.

     In 2003, the Company issued 187,184 shares of its common shares as a result of the exercise of all remaining outstanding common stock warrants related to the Company’s senior notes. The warrants were exercisable at $4.00 per share and resulted in proceeds of $0.7 million.

Note 9: STOCK COMPENSATION PLANS

     The Company has stock-based compensation plans under which non-employee directors and certain employees may receive incentive and non-qualified stock options and other equity-based awards. Stock options have generally been granted at fair market value on the date of grant, have ten year terms and become exercisable beginning one to three years after the grant date.

     In 2005, the Company issued 17,400 shares of restricted stock to certain directors and officers under the NS Group, Inc. Amended and Restated Non-Employee Director Equity Plan and the NS Group, Inc. Equity Plan, respectively. The restricted stock fully vests three years from the date of grant. The market value of the restricted stock on the date of grant was $494,000 and is being amortized on a straight line basis to expense over the vesting period.

     In 2004, the Company granted 31,500 Restricted Stock Units (RSUs) to certain officers under the NS Group, Inc. Equity Plan. The units vest in equal annual increments over three years. The market value of the RSUs on the date of grant was $380,000 and is being amortized on a straight-line basis to expense over the vesting period. The unamortized balance of the unearned compensation is included as a separate component of shareholders’ equity.

     Presented below is a summary of the status of the Company’s stock options and related transactions:

	2005		2004		2003
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price
Outstanding, beginning of period	840,288	$10.65	1,789,412	$10.75	1,807,290	$10.82
Granted	56,400	28.39	89,500	12.10	152,000	7.97
Exercised	(618,895)	10.61	(1,007,772)	10.84	(82,613)	4.77
Expired/Cancelled	(18,552)	13.18	(30,852)	14.44	(87,265)	12.92
Outstanding, end of period	259,241	14.44	840,288	10.65	1,789,412	10.75

Exercisable, end of period	102,996	10.95	571,594	10.82	1,313,161	11.31

Available for grant	1,005,200		1,079,000		582,010

Weighted average fair value of options granted		$17.67		$8.12		$5.79

The following table summarizes the status of stock options outstanding and exercisable at December 31, 2005:

Options Outstanding				Options Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Exercise
Range of Exercise Prices	Shares	Price	Life - yrs	Shares	Price
$7.77 - $14.38	190,341	$10.09	7.0	90,496	$10.03
$17.63 - $28.39	68,900	26.44	8.5	12,500	17.63
	259,241	14.44	7.4	102,996	10.95

In 2005, treasury stock was acquired in consideration for common shares issued as a result of a cashless stock option transaction. The options were exercisable at an average exercise price of $8.99 per share for 10,666 common shares of the Company resulting in the issuance of 7,997 common shares.

In a similar transaction in 2003, options with an exercise price of $3.75 per share for 18,720 common shares of the Company resulted in the issuance of 5,359 common shares. In connection with this transaction, the Company incurred certain costs that were included in the cost of treasury shares.

Note 10: COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to environmental matters, workers’ compensation, health care and product liability coverage (each of which is self-insured to certain levels), as well as commercial and other matters. The Company accrues for the cost of such matters when the incurrence of such costs is probable and can be reasonably estimated. Based upon its evaluation of available information, management does not believe that any such matters will have, individually or in the aggregate, a material adverse effect upon the Company’s consolidated results of operations, financial position or cash flows.

Environmental

The Company is subject to federal, state and local environmental laws and regulations, including, among others, the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, the 1990 Amendments to the Clean Air Act and the Clean Water Act, and all regulations promulgated in connection therewith. Such laws and regulations include those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. As such, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

The Company operates a steel mini-mill at its Koppel, Pennsylvania facility that produces dust that contains lead, cadmium and chromium, and is classified as a hazardous waste. Dust produced by its electric arc furnace is collected through emission control systems and recycled at EPA-approved facilities.

The Company has a closed hazardous waste landfill on its property in Wilder, Kentucky that is being monitored according to a post-closure permit that was approved by the Kentucky Division of Waste Management. The Company has accrued the estimated costs for the post-closure care of the landfill and escrowed the funds.

In late 2001, the EPA designated Imperial Adhesives, Inc., a former subsidiary of the Company, as one of a number of potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at an environmental remediation site. The EPA has contended that any company linked to a CERCLA site is potentially liable for costs under the legal doctrine of joint and several liability. This environmental remediation site involves a municipal waste disposal facility owned and operated by an independent operator. A preliminary study of the site is ongoing. The Company believes that the reasonably foreseeable resolution of this matter will not have a material adverse effect on its consolidated results of operations, financial position or cash flows.

The Company had accrued liabilities of $5.0 million and $3.7 million, at December 31, 2005 and 2004, respectively, for environmental remediation obligations. Based upon its evaluation of available information, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company’s consolidated financial position, results of operations or cash flows. However, the Company cannot predict with certainty that new information or developments with respect to its environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated results of operations, financial position or cash flows.

Other

The Company has entered into a fixed volume and base price contract with its major supplier of steel coils for 2006 for a portion of its estimated raw material requirements.

The Company leases the real estate for its finishing facilities in Catoosa, Oklahoma. The lease payments amount to $0.1 million per year through 2011.

The Company has change of control severance agreements (Agreements) with certain of its key employees. The Agreements contain provisions that would entitle each affected employee to receive an amount ranging from two to three times the employee’s base salary plus two to three times the employee’s five year average bonus, and continuation of certain benefits, if there is a change of control of the Company, as defined, and a termination of employment. If a change of control had occurred as of December 31, 2005, obligations under these Agreements would be approximately $5.2 million. In addition, concurrent with a change of control of the Company, amounts that are sufficient to pay the benefits due under the deferred compensation agreements and salary continuation agreements, would be required to be funded by the Company.

Note 11: EMPLOYEE BENEFIT PLANS

Defined Contribution Plans

Newport has a profit sharing plan for its bargaining unit employees which generally requires mandatory contributions at a specified percentage of its pretax profits. Also, the Company has a defined contribution plan covering substantially all of its employees. The expense of these plans was $1.0 million, $1.7 million, and $0.4 million for 2005, 2004 and 2003, respectively.

Koppel’s bargaining unit employees at its seamless operations in Pennsylvania are participants in the Steelworkers Pension Trust (SPT), a multi-employer pension plan. Koppel does not administer this plan and contributions are determined in accordance with provisions of negotiated labor contracts. Based upon current available information, Koppel would not have a withdrawal liability if it withdrew from the SPT. Contributions to and expenses for this plan were $0.7 million and $0.6 million in 2005, respectively. Contributions to and expenses for this plan were each $0.6 million in 2004 and 2003.

Deferred Compensation Agreements

Certain retired employees of the Company have individual deferred compensation agreements that provide for monthly payments for life, with payments for a minimum of ten years. The net present value of the benefits expected to be provided to the employee under the agreements was accrued over the period of the employee’s active employment from the time the contract was signed to the employee’s retirement date using a discount rate of eleven percent, which approximated the Company’s incremental borrowing rate at that time. As of December 31, 2005 and 2004, the Company had accrued liabilities for benefits payable under these agreements of $5.0 million and $5.1 million, respectively, and recorded expense of $0.6 million, $0.6 million, and $0.5 million, for these agreements in 2005, 2004 and 2003, respectively. Since the above agreements are unfunded, the Company’s contributions will equal the benefit payments paid which are expected to be approximately $0.7 million in each of the next five years.

Salary Continuation Agreements and Postretirement Heath Benefits

The Company and certain active officers have entered into Salary Continuation Agreements (SCA). The SCA’s provide for monthly payments that begin at the employee’s retirement date and are calculated as a percentage of the employee’s salary and will be paid for life, with a minimum of ten years. The projected unit credit cost method is used for determining the cost of these agreements for financial reporting purposes. The benefits vest when the employee reaches age 62.

Retirees who are receiving payments under their deferred compensation agreement and the employees who have an SCA are also eligible to receive postretirement health care benefits from their retirement date until they reach Medicare eligibility.

SCA and post-retirement benefit costs are as follows:

	Years Ended December 31
	SCA			Health
(In thousands)	2005	2004	2003	2005	2004	2003
Service cost	$395	$349	$286	$20	$18	$11
Interest cost on projected benefit obligation	161	130	106	21	21	23
Amortization of transition obligation	5	—	—	28	28	28
Actuarial expense for year	$561	$479	$392	$69	$67	$62

Reconciliation of the beginning and ending balances of the SCA and post-retirement health plans funded status were:

	SCA		Health
(In thousands)	2005	2004	2005	2004
Change in benefit obligation:
Benefit obligation at beginning of year	$2,806	$2,086	$389	$346
Service cost	395	349	20	18
Interest cost	161	130	21	21
Actuarial (gain) loss	131	241	(3)	25
Benefits paid	—	—	(31)	(21)
Benefit obligation at end of year	$3,493	$2,806	$396	$389

Reconciliation to balance sheet:
Funded (unfunded) status	$(3,493)	$(2,806)	$(396)	$(389)
Unrecognized transition obligation	—	—	252	280
Unrecognized net (gain) loss	458	332	(7)	(4)
Net liability recognized at December 31	$(3,035)	$(2,474)	$(151)	$(113)

	SCA		Health
	2005	2004	2005	2004
Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	5.50%	5.75%	5.50%	5.75%
Rate of compensation increase	3.00%	3.00%	—	—
Weighted average assumptions used to determine net periodic cost for the years ended December 31:
Discount rate	5.75%	6.00%	5.75%	6.00%

The Company uses a November 30 measurement date for the SCA and postretirement health plans.

The assumed health care cost trend rate used to measure the postretirement health benefit obligation at December 31, 2005, was 10% and is assumed to decrease gradually to 8% by the year 2010. A one-percentage point change in assumed health care cost trend rates would have the following effect on the postretirement costs and obligation:

(In thousands)	1% Increase	1% Decrease
Effect on total service and interest costs	$4	$(4)
Effect on postretirement benefit obligation	$30	$(27)

     The following table details expected Company contributions for benefit payments for the years 2006 through 2015:

(In thousands)	SCA	Health
2006	$79	$52
2007	86	58
2008	86	40
2009	149	30
2010	162	33
Years 2011-2015	1,218	128

Note 12: INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

	Years ended December 31,
(In thousands)	2005	2004	2003
Current
Federal	$13,065	$1,496	$—
State	7,326	1,797	—
	20,391	3,293	—
Deferred
Federal	(3,754)	—	(60)
State	(2,524)	163	(109)
	(6,278)	163	(169)
Provision (benefit) for income taxes	$14,113	$3,456	$(169)

     The income tax provision (benefit) differs from the amount computed by applying the statutory federal income tax rate to income (loss), before income taxes for the following reasons:

	Years ended December 31,
(In thousands)	2005	2004	2003
Income tax provision (benefit) at statutory tax rate of 35%	$49,423	$27,331	$(6,108)
Change in taxes resulting from:
State income taxes, net of federal effect	2,301	2,538	(567)
Change in valuation allowance	(36,251)	(26,378)	6,714
Extraterritorial income exclusion	(530)	—	—
Domestic production deduction	(352)	—	—
Other, net	(478)	(35)	(208)
Provision (benefit) for income taxes	$14,113	$3,456	$(169)

      The components of deferred tax assets and liabilities are as follows:

	December 31,
(In thousands)	2005	2004
Deferred tax assets:
Benefit plan accruals	$6,095	$5,989
Operating loss carryforward	4,511	33,332
Reserves and accruals	4,028	3,900
Alternative minimum tax and other tax credit carryforwards	1,588	4,051
Inventory	826	760
Valuation allowance	(3,389)	(40,703)
Total deferred tax assets	13,659	7,329

Deferred tax liabilities:
Depreciation	(7,046)	(7,492)
Prepaid expenses	(498)	—
Total deferred tax liabilities	(7,544)	(7,492)

Net deferred tax assets (liabilities)	$6,115	$(163)

     For federal income tax purposes, the Company has alternative minimum tax credit carryforwards of approximately $0.3 million, which are not limited by expiration dates. The Company has general business credit carryforwards of approximately $0.1 million that expire in the years 2008 through 2011. The deferred tax asset balance includes $4.5 million related to state net operating losses (NOL) and $1.2 million related to tax credit carryforwards. The state NOL’s expire between 2008 and 2023. The state tax credits are not limited by expiration dates. The Company has recorded deferred tax assets related to these carryforwards. In estimating the amount of the valuation allowance required, the Company has considered projected taxable income related to the reversal of temporary differences based on the provisions of enacted tax law.

Note 13: PRODUCT WARRANTIES

     The Company’s products are used in applications which are subject to inherent risks including well failures, performance deficiencies, line pipe leaks, personal injury, property damage, environmental contamination or loss of production. The Company warrants its products to meet certain specifications and actual or claimed deficiencies from these specifications may give rise to claims. The Company maintains reserves for asserted and unasserted warranty claims. The warranty claim exposure is evaluated using historical claim trends and information available on specifically known claims. The Company considers the extent of insurance coverage in its estimate of the reserve. The incurrence of an unusually large dollar claim or a large number of claims could alter the Company’s exposure and the related reserves.

     The following table identifies changes in warranty reserves for the years ended December 31, 2005 and 2004:

(In thousands)	2005	2004
Balance, beginning of the period	$2,051	$3,057
Accruals for warranties during the period	3,026	1,888
Change in estimates	—	(250)
Settlements made during the period	(3,244)	(2,644)
Balance, end of the period	$1,833	$2,051

     The balances at December 31, 2005 and 2004 include $0.5 million and $0.4 million, respectively, of valuation accounts that are reported against accounts receivable balances in the consolidated balance sheets.

Note 14: QUARTERLY FINANCIAL DATA (Unaudited)

     Quarterly results of operations for the years ended December 31, 2005 and 2004 were as follows:

(In thousands, except per share amounts)	First	Second	Third	Fourth
2005	Quarter	Quarter	Quarter	Quarter
Net sales	$139,024	$167,823	$139,863	$154,185
Gross profit	28,463	45,796	39,985	47,290
Net income	19,333	37,221	30,756	39,785
Net income per common share —
Basic	$0.88	$1.67	$1.37	$1.77
Diluted	$0.86	$1.65	$1.35	$1.76

	First	Second	Third	Fourth
2004	Quarter	Quarter	Quarter	Quarter
Net sales	$84,517	$109,433	$122,120	$151,192
Gross profit	11,715	25,626	29,706	32,127
Net income	5,041	20,604	24,712	24,276
Net income per common share —
Basic	$0.24	$0.98	$1.17	$1.12
Diluted	$0.24	$0.96	$1.14	$1.10

     Restructuring charges of $1.9 million, or $0.09 per share, were recorded in the first quarter of 2004 primarily as the result of an increase in estimated costs to settle operating contracts cancelled in the Company’s restructuring in 2001.

NS GROUP, INC.
INDEX

Page

Financial Statements

Condensed Consolidated Statements of Income	31

Condensed Consolidated Balance Sheets	32

Condensed Consolidated Statements of Cash Flows	33

Notes to Condensed Consolidated Financial Statements (Unaudited)	34

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements

NS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005
Net sales	$184,061	$139,863	$566,867	$446,710
Cost of products sold	138,354	99,878	404,945	332,466
Gross profit	45,707	39,985	161,922	114,244

Selling, general and administrative expenses	10,726	4,730	23,404	16,366
Operating income	34,981	35,255	138,518	97,878

Investment income	1,280	892	5,142	1,538
Interest expense	(142)	(142)	(428)	(477)
Other, net	88	175	265	246
Income before income taxes	36,207	36,180	143,497	99,185
Provision for income taxes	13,759	5,424	54,529	11,875

Net income	$22,448	$30,756	$88,968	$87,310

Earnings per common share:
Basic	$1.00	$1.37	$3.96	$3.92
Diluted	$0.99	$1.35	$3.94	$3.86

Weighted average shares outstanding:
Basic	22,498	22,434	22,468	22,252
Diluted	22,610	22,707	22,576	22,614

See accompanying notes to the condensed consolidated financial statements.

NS GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2006	2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76,982	$145,124
Accounts receivable, less allowances of $1,666 and $1,563, respectively	74,615	59,658
Inventories	171,648	136,635
Operating supplies and prepaid expenses	13,493	11,534
Prepaid income taxes	8,430	—
Deferred income taxes	8,332	7,885
Total current assets	353,500	360,836
Property, plant and equipment, net	79,970	48,515
Goodwill	4,559	—
Intangibles, net	69,658	—
Other noncurrent assets	4,453	4,611
Total assets	$512,140	$413,962

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$50,974	$41,385
Accrued liabilities and other	25,493	23,973
Accrued income taxes	6,231	10,563
Deferred revenue	14,060	17,407
Current portion of long-term debt	—	36
Total current liabilities	96,758	93,364
Long-term debt	—	375
Deferred income taxes	3,418	1,770
Other long-term liabilities	11,456	10,610
Total liabilities	111,632	106,119

Shareholders’ equity:
Preferred stock, no par value, 2,000 shares authorized, none issued	—	—
Common stock, no par value, 40,000 shares authorized, 25,283 and 25,129 shares issued, respectively	296,363	293,372
Treasury stock, at cost, 2,612 and 2,709 shares, respectively	(25,666)	(26,413)
Accumulated other comprehensive income	28	29
Retained earnings	129,783	40,855
Total shareholders’ equity	400,508	307,843
Total liabilities and shareholders’ equity	$512,140	$413,962

See accompanying notes to the condensed consolidated financial statements.

NS GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands) (Unaudited)

	Nine Months Ended
	September 30,
	2006	2005
CASH FLOWS — OPERATING ACTIVITIES
Net income	$88,968	$87,310
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	4,549	4,065
Amortization of intangible assets	942	—
Stock-based compensation	1,944	314
Deferred income taxes	1,201	(3,000)
Amortization of deferred finance costs	218	217
Changes in operating assets and liabilities, excluding acquired items:
Accounts receivable, net	(2,991)	(10,390)
Inventories	(2,133)	268
Other current assets	(1,959)	(1,581)
Accounts payable	4,583	(2,996)
Accrued liabilities	1,906	(907)
Deferred revenue	(6,510)	5,156
Income taxes payable	(13,718)	10,432
Other, net	955	8
Net cash flows provided by operating activities	77,955	88,896

CASH FLOWS — INVESTING ACTIVITIES
Purchases of property, plant and equipment	(24,002)	(6,077)
Acquisition of business	(123,439)	—
Purchases of short-term investments	—	(10,933)
Maturity of short-term investments	—	4,946
Proceeds from sales of assets held for sale	—	955
Net cash flows used by investing activities	(147,441)	(11,109)

CASH FLOWS — FINANCING ACTIVITIES
Repayments of long-term debt	(411)	(30)
Proceeds from option exercises	1,001	6,339
Tax benefit from stock-based compensation	956	—
Additions to cost of treasury shares	(202)	(104)
Net cash flows provided by financing activities	1,344	6,205

Increase (decrease) in cash and cash equivalents	(68,142)	83,992
Cash and cash equivalents at beginning of period	145,124	30,944
Cash and cash equivalents at end of period	$76,982	$114,936

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$6	$7
Cash paid during the period for income taxes	$64,792	$3,975

See accompanying notes to the condensed consolidated financial statements.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The condensed consolidated financial statements include the accounts of NS Group, Inc. and its wholly-owned subsidiaries (collectively referred to as the Company). The subsidiaries are Koppel Steel Corporation (Koppel), Newport Steel Corporation (Newport), Erlanger Tubular Corporation (Erlanger), Ultra Premium Oilfield Services, Ltd. (Ultra) and Northern Kentucky Management, Inc. All significant intercompany balances and transactions have been eliminated.

The accompanying condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for interim financial information and with the rules and regulations of the Securities and Exchange Commission (SEC). Accordingly, they do not include all of the information and footnotes for complete financial statements as required by accounting principles generally accepted in the United States of America. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included in the financial statements. Operating results for an interim period are not necessarily indicative of the results that may be expected for a full year. The December 31, 2005 Condensed Consolidated Balance Sheet was derived from our audited financial statements. Reference should be made to NS Group, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005, for additional footnote disclosure, including a summary of significant accounting policies.

Reclassifications

Certain prior-year amounts related to the Company’s 2001 restructuring activities have been reclassified to conform to the current year’s financial statement presentation. The balance at December 31, 2005, of “Current portion of restructuring liabilities” of $0.9 million has been reclassified to “Accrued liabilities and other” in this report.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires that management make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those recorded estimates.

Stock-Based Compensation

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R), using the modified prospective transition method and therefore has not restated results for prior periods. Under this transition method, stock-based compensation expense for the first nine months of fiscal 2006 includes compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Stock-based compensation expense for all stock-based compensation awards granted after January 1, 2006, is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of three years. Prior to the adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25). In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. See Note 4 to the Consolidated Condensed Financial Statements for a further discussion of stock-based compensation.

Goodwill and Other Intangible Assets

This accounting policy was adopted in the third quarter of 2006 as a result of the acquisition described in Note 3.

In accordance with Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS 142), the Company does not amortize goodwill and intangible assets with indefinite useful lives, but instead will test for impairment at least annually, or more frequently if events and circumstances warrant. The Company will evaluate goodwill and intangible assets with an indefinite life for impairment by comparing the fair value of a reporting unit to its carrying value. To determine fair values in the current year evaluation, the Company will use the income approach under which it calculates fair value based on the estimated discounted future cash flows. Company cash flow assumptions will be based on historical and forecasted revenue, operating costs, and other relevant factors.

SFAS No. 142 also requires that intangible assets with finite useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

Recently Issued Accounting Standards

In July 2006, the Financial Accounting Standards Board (FASB) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), an interpretation of FASB Statement No. 109 (SFAS 109). This interpretation clarifies the accounting for uncertainty in income taxes recognized in accordance with SFAS 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company intends to adopt FIN 48 effective January 1, 2007, and is in the process of determining the effect, if any, the adoption of FIN 48 will have on its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 157 “Fair Value Measurements” (SFAS 157). This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company is currently evaluating the effect of this pronouncement on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106 and 132(R).” This statement would require a company to (a) fully recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year and (c) recognize changes in the funded status of a defined postretirement plan in the year in which the changes occur (reported in comprehensive income). The requirement to recognize the funded status of a benefit plan and the disclosure requirements are effective for the Company as of December 31, 2006. The requirement to measure the plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. The Company is currently evaluating the effect of this pronouncement on its consolidated financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements” (SAB 108), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement for the purpose of a materiality assessment. SAB 108 is effective for fiscal years ending after November 15, 2006, or December 31, 2006, for the Company. The Company is currently evaluating the impact of its adoption on the consolidated financial statements.

Note 2: PENDING MERGER

The Company entered into a definitive agreement and plan of merger, dated as of September 10, 2006 (the Merger Agreement), among the Company, IPSCO Inc. (IPSCO) and PI Acquisition Company (PI Acquisition), which provides for the merger of PI Acquisition, a wholly-owned subsidiary of IPSCO, with and into NS Group, with NS Group continuing as the surviving corporation, and the conversion of each outstanding share of common stock of NS Group (other than shares held by NS Group, IPSCO, PI Acquisition or any of their direct or indirect wholly-owned subsidiaries and shares held by shareholders who validly perfect their dissenters’ rights under Kentucky law) into the right to receive $66 in cash. The transaction is subject to approval by the holders of a majority of the outstanding shares of Company common stock, the receipt of regulatory approvals, and other customary closing conditions. The transaction is not conditioned on financing and is expected to close in the fourth quarter of 2006 (see Note 10).

Note 3: ACQUISITION

On July 21, 2006, the Company, through a new wholly-owned subsidiary, Ultra Premium Oilfield Services, Ltd. (Ultra), entered into an asset purchase agreement with Fishing Tools Specialty, L.P., a Texas limited partnership (FTS), and Wayne D. Gilliam, Jr. (Gilliam). Under the terms of the asset purchase agreement, the Company purchased substantially all the assets of FTS used in its premium connection business for apurchase price of $120.9 million and $2.5 million of related transaction costs. The cash consideration is subject to adjustment as described below and was funded from existing cash balances.

Ultra’s primary business involves the provision of patented premium connections and related oilfield products supporting the Ultra premium connection product line. Ultra premium connections are recognized for their performance in harsh conditions encountered in horizontal and directional drilling, deep onshore gas wells and deepwater wells where high tolerance to tension, compression, temperature and pressure is required. The purchase of Ultra furthers the Company’s objective to expand its product breadth for its distributor and end-user customers in order to service the growing unconventional and challenging drilling environments where premium connections are essential.

The asset purchase agreement includes customary representations, warranties, covenants and mutual indemnification obligations, including an escrow for the benefit of the Company of $5.0 million for an eighteen-month period after the closing of the acquisition to satisfy any indemnification obligations that may arise. The asset purchase agreement provides that the purchase price will be subject to post-closing adjustment based on changes in net working capital.

The acquisition of FTS was accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (SFAS 141), with the Company being treated as the acquirer. The results of FTS’ operations have been included in the consolidated financial statements of the Company since the date of acquisition. The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition. The Company’s preliminary allocation of the purchase price is subject to change for contractual items including, but not limited to, those discussed in the previous paragraph. Of the $70.6 million of acquired intangible assets, $64.4 million was assigned to patents, customer relationships and license agreements which have amortization periods ranging from 5 to 15 years, and $6.2 million was assigned to a trade name that is not subject to amortization.

(in thousands)
Current assets	$44,845
Property, plant and equipment	10,817
Intangible assets	70,600
Goodwill	4,559
Total assets acquired	130,821
Current liabilities assumed	(7,382)
Net assets acquired	$123,439

The following unaudited pro forma information represents the Company’s results of operations as if the acquisition had occurred on the first day of each of the respective periods.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2006	2005	2006	2005
Net sales	$188,896	$149,906	$602,850	$479,445

Net income	$21,821	$29,256	$89,742	$86,691

Earnings per common share:
Basic	$0.97	$1.30	$3.99	$3.90
Diluted	$0.97	$1.29	$3.98	$3.83

The pro forma results have been prepared for informational purposes only and include adjustments to depreciation expense of acquired plant and equipment, amortization of intangible assets other than goodwill, elimination of intercompany sales and certain other adjustments, together with related income tax effects of such adjustments. These pro forma results do not purport to be indicative of the results of operations that would have occurred had the purchase been made as of the beginning of the periods presented or of the results of operations that may occur in the future.

Note 4: STOCK-BASED COMPENSATION

The Company has stock-based employee compensation plans as described below. Compensation expense recorded for these plans was $1.1 million and $1.9 million for the three months and nine months ended September 30, 2006, respectively. Prior to January 1, 2006, the Company accounted for these plans under the recognition and measurement provisions of APB 25.

Prior to January 1, 2006, the Company provided pro-forma disclosure amounts in accordance with SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure” (SFAS 148), as if the fair value method defined by SFAS 123 had been applied to its stock-based compensation.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective transition method and therefore has not restated prior periods’ results. Under this transition method, stock-based compensation expense for the three months and nine months ended September 30, 2006, included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense for all share-based payment awards granted after January 1, 2006, is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs net of a forfeiture rate and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of three years. The Company estimated the forfeiture rate for the nine months ended September 30, 2006, based on its historical experience during the preceding four years.

As a result of adopting SFAS 123R, income before income taxes for the three and nine months ended September 30, 2006, was $0.5 million and $0.9 million lower, respectively, and net income for the three and nine months ended September 30, 2006, was $0.3 million and $0.5 million lower, respectively, than if the Company had continued to account for stock-based compensation under APB 25. The impact on both basic and diluted earnings per share for the three months and nine months ended September 30, 2006, was $0.02. As a result of the adoption of SFAS 123R, the $0.6 million balance of unearned compensation recorded in shareholders’ equity as of January 1, 2006, was reclassified to common stock. In addition, prior to the adoption of SFAS 123R, the Company presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows.

If the Company had accounted for stock-based compensation using the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” net income and diluted earnings per common share for the three months and nine months ended September 30, 2005, would have been as follows:

(In thousands, except per share amounts)	Three Months	Nine Months
Net income — as reported	$30,756	$87,310
Add: Stock-based employee compensation included in reported net income, net of related tax effects	62	139
Less: Stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	(197)	(543)
Net income — pro forma	$30,621	$86,906

Diluted earnings per common share — as reported	$1.35	$3.86
Effect of stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects	—	(0.02)

Diluted earnings per common share — pro forma	$1.35	$3.84

The Company has stock-based compensation plans under which non-employee directors and certain employees may receive incentive and non-qualified stock options and other equity-based awards. Stock options are granted at fair market value on the date of grant, have a term of ten years and become exercisable ratably over a three year period beginning one year after the grant date. Grants of restricted stock have been made with three and five year cliff vesting and three year ratable vesting from the date of grant. The value is based on the market value of the Company’s stock at the date of grant and is amortized on a straight-line basis over the applicable vesting period.

     The fair values of the options granted in 2006 and 2005 were determined using the Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2005
Dividend yield	None	None
Volatility	54%	65%
Risk-free interest rate	5.0%	4.0%
Expected life in years	5	6

     A summary of the Company’s stock option activity for the nine months ended September 30, 2006, is as follows:

			Weighted
			Average
			Remaining	Aggregate
		Weighted	Contractual	Intrinsic
		Average	Term	Value
	Shares	Exercise Price	(in years)	(in thousands)
Outstanding, beginning of period	259,241	$14.44
Granted	126,415	53.54
Exercised	(90,304)	11.09
Forfeited/cancelled	(9,708)	28.47
Outstanding, end of period	285,644	32.32	8.0	$9,206
Options exercisable, end of period	103,664	$12.83	5.9	$5,361

     The aggregate intrinsic value in the table above represents the total pretax intrinsic value (the difference between the Company’s closing stock price on the last trading day of the third quarter of 2006 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all option holders exercised their options on September 30, 2006. This amount changes based on the fair market value of the Company’s stock. Total intrinsic value of options exercised for the nine months ended September 30, 2006, was $3.5 million.

     As of September 30, 2006, there was $3.6 million of unrecognized compensation cost related to non-vested stock options which is expected to be recognized over a weighted-average period of 1.7 years.

     Cash received from option exercises for the nine months ended September 30, 2006, was $1.0 million. The actual tax benefit realized for the tax deduction resulting from option exercises totaled $1.0 million for the nine months ended September 30, 2006.

     Nonvested restricted stock award activity for the nine months ended September 30, 2006, was as follows:

		Weighted
		Average
		Grant Date
	Shares	Fair Value
Nonvested, beginning of period	38,400	$19.48
Granted	154,272	53.70
Vested	(10,498)	12.10
Forfeited	(860)	28.39
Nonvested, end of period	181,314	48.98

     As of September 30, 2006, there was $7.8 million of unrecognized stock-based compensation expense related to nonvested restricted stock awards. That cost is expected to be recognized over a weighted-average period of 3.3 years.

     Stock-based compensation expense related to stock options, restricted stock and restricted stock units for the nine months ended September 30, 2006, is included in the Condensed Consolidated Statements of Income as follows:

(In thousands)
Cost of products sold	$82
Selling, general and administrative expenses	$1,862
Income tax benefit	$734
Total stock-based compensation expense after income taxes	$1,210

Note 5: EARNINGS PER SHARE

     Basic earnings per share is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common stock equivalents. The following table reconciles the number of common shares outstanding at the end of each period to the number of weighted average basic common shares outstanding and the number of weighted average diluted common shares outstanding for the purposes of calculating basic and diluted earnings per common share. The table also provides the number of shares of common stock potentially issuable at the end of each period and the number of potentially issuable shares excluded from the diluted earnings per share computation for each period.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2006	2005	2006	2005
Number of common shares outstanding at period-end	22,671	22,528	22,671	22,528
Effect of using weighted average common shares outstanding	(173)	(94)	(203)	(276)
Weighted average basic common shares outstanding	22,498	22,434	22,468	22,252

Dilutive effect of common stock options and nonvested restricted stock	112	273	108	362
Weighted average diluted common shares outstanding	22,610	22,707	22,576	22,614

Potentially issuable shares	296	301	287	450

Number of potentially issuable shares excluded from diluted common shares outstanding	278	—	134	—

Note 6: SEGMENT AND CONCENTRATIONS INFORMATION

     The Company operates in a single reportable segment, which it refers to as Energy Products and consists of (i) seamless and welded tubular goods and premium connections used primarily in oil and natural gas drilling and production operations (oil country tubular goods, or OCTG); and (ii) line pipe used in the transmission of oil, natural gas and other fluids. Energy Products reflect the aggregation of three business units which have similar economic characteristics and similar characteristics such as products and services, manufacturing processes, customers and distribution channels and is consistent with both internal management reporting and resource and budgetary allocations. Corporate general and administrative expenses are fully absorbed by the segment. Net sales by product category are as follows:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2006	2005	2006	2005
Seamless	$113,472	$91,032	$376,341	$276,863
Welded	65,503	48,831	185,440	169,847
Premium connections	12,948	—	12,948	—
Intercompany eliminations	(7,862)	—	(7,862)	—
	$184,061	$139,863	$566,867	$446,710

Concentrations

     The Company’s operations are conducted principally in the United States. The Company grants trade credit to customers, the most significant of which are distributors serving the oil and natural gas exploration and production industries. Sales to the Company’s two largest customers accounted for 27% and 10% of net sales for the three months ended September 30, 2006. Sales to the Company’s three largest customers accounted for 20%, 14% and 11% of net sales for the three months ended September 30, 2005. Sales to the Company’s two largest customers accounted for 23% and 12% of net sales for the nine months ended September 30, 2006. Sales to the Company’s two largest customers accounted for 23% and 13% of net sales for the nine months ended September 30, 2005. The Company’s two largest customers in 2006 accounted for $22.7 million of the Company’s accounts receivable balances at September 30, 2006. The Company’s two largest customers in 2005 accounted for $20.4 million of the Company’s accounts receivable balances at December 31, 2005.

     The Company’s welded operations depend primarily on three suppliers for its steel coils with one supplier accounting for the majority of its purchases.

     If the Company would suffer the loss of a significant customer or supplier, the effect could result in reduced sales or a delay in manufacturing which could adversely affect operating results.

     As of September 30, 2006, approximately 84% of the Company’s 1,204 hourly employees are represented by the United Steelworkers of America. The collective bargaining agreements for Newport, Koppel, and Erlanger expire in April 2009, May 2010, and May 2011, respectively.

Note 7: INVENTORIES

     Inventories consist of the following:

	September 30,	December 31,
(In thousands)	2006	2005
Raw materials	$64,305	$33,970
Semi-finished and finished products	107,343	102,665
	$171,648	$136,635

Note 8: INTANGIBLE ASSETS

     The Company’s intangible assets associated with the FTS acquisition consisted of the following:

		Amortization
	September 30,	Period
(in thousands)	2006	(in years)
Indefinite-lived intangibles:
Tradename	$6,200	NA

Amortized intangibles:
Customer relationships	41,200	10
Patents	23,100	15
License agreements	100	5
	64,400
Less accumulated amortization	(942)
	63,458

Intangibles, net	$69,658

     Amortization expense for the intangible assets was $0.9 million from July 22, 2006, (the date of acquisition) to September 30, 2006. The anticipated annual amortization expense for these intangible assets is $2.4 million for 2006 and $5.7 million per year for the years 2007 through 2010.

Note 9: REVOLVING CREDIT FACILITY

     The Company has a revolving credit facility that provides up to $50.0 million under a borrowing formula that is based upon eligible inventory and accounts receivable, subject to certain reserves and satisfaction of certain conditions to each draw under the facility. Interest rates on the facility vary according to the amount of loans outstanding and range from the prime rate plus 1.00% to 1.75% with respect to domestic rate loans, and from LIBOR plus 2.50% to 3.25% with respect to LIBOR loans. The credit agreement contains financial and other covenants, including a minimum level of earnings, as defined in the agreement, and limitations on certain types of transactions, including the ability of the Company’s subsidiaries to declare and pay dividends. On July 19, 2006, the Company entered into a fifth amendment to its revolving credit facility. Pursuant to the amendment, the Company’s lenders consented to the acquisition of FTS. Also, Ultra has joined the revolving credit facility as a borrower and granted a security interest in its personal property. The Company will have to satisfy certain conditions before Ultra’s collateral can be considered in the calculation of availability under the facility. The fifth amendment also increases the limit on the Company’s capital expenditures to $200 million for the period from July 1, 2006, through December 31, 2007. At September 30, 2006, the Company was in compliance with the covenants of the revolving credit facility.

     At September 30, 2006, the Company had $2.1 million of letters of credit outstanding under the revolving credit facility and approximately $47.9 million in borrowing availability. The letters of credit are issued against the revolving credit facility as collateral for the Company’s self-insured workers compensation program. The facility is secured by a first priority lien on substantially all of the Company’s inventories, accounts receivable and property, plant and equipment and related intangibles.

     The revolving credit facility expires in March 2007.

Note 10: COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to environmental matters, workers’ compensation, health care and product liability coverage (each of which is self-insured to certain levels), as well as commercial and other matters. The Company accrues for the cost of such matters when the incurrence of such costs is probable and can be reasonably estimated. Based upon its evaluation of available information, management does not believe that any such matters will have, individually or in the aggregate, a material adverse effect upon the Company’s consolidated statements of income, financial position, or cash flows.

Environmental

The Company is subject to federal, state and local environmental laws and regulations, including, among others, the Resource Conservation and Recovery Act (RCRA), the Clean Air Act, the 1990 Amendments to the Clean Air Act and the Clean Water Act, and all regulations promulgated in connection therewith. Such laws and regulations include those concerning the discharge of contaminants as air emissions or waste water effluents and the disposal of solid and/or hazardous wastes such as electric arc furnace dust. As such, the Company is from time to time involved in administrative and judicial proceedings and administrative inquiries related to environmental matters.

The Company operates a steel mini-mill at its Koppel, Pennsylvania, facility that produces dust that contains lead, cadmium and chromium and is classified as a hazardous waste. Dust produced by its electric arc furnace is collected through emission control systems and recycled at EPA-approved facilities.

The Company has a closed hazardous waste landfill on its property in Wilder, Kentucky, that is being monitored according to a post-closure permit that was approved by the Kentucky Division of Waste Management. The Company has accrued the estimated costs for the post-closure care of the landfill and escrowed the funds.

In late 2001, the U.S. Environmental Protection Agency (EPA) designated Imperial Adhesives, Inc., a former subsidiary of the Company, as one of a number of potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) at an environmental remediation site. The EPA has contended that any company linked to a CERCLA site is potentially liable for costs under the legal doctrine of joint and several liability. This environmental remediation site involves a municipal waste disposal facility owned and operated by an independent operator. A preliminary study of the site is ongoing. The Company believes, however, that the reasonably foreseeable resolution of this matter will not have a material adverse effect on its consolidated statements of income, financial position, or cash flows.

The Company had accrued liabilities of $5.0 million at both September 30, 2006, and December 31, 2005, for environmental remediation obligations. Based upon its evaluation of available information, management does not believe that any of the environmental contingency matters discussed above are likely, individually or in the aggregate, to have a material adverse effect upon the Company’s consolidated statements of income, financial position, or cash flows. However, the Company cannot predict with certainty that new information or developments with respect to its environmental contingency matters, individually or in the aggregate, will not have a material adverse effect on the Company’s consolidated statements of income, financial position, or cash flows.

As discussed in Note 2, the Company entered into a definitive Merger Agreement with IPSCO and PI Acquisition, whereby PI Acquisition will be merged with and into the Company and each outstanding share of the Company will be converted into the right to receive $66 per share in cash, subject to stockholder and regulatory approvals and other customary closing conditions. The transaction is expected to close in the fourth quarter of 2006. Completion of this merger will trigger the “change in control” provisions in severance agreements for the Company’s named executive officers providing for, among other things, a payment of 2.0 times each named executive’s annual salary and bonus (3.0 times for the Company’s president), as defined in the severance agreements, totaling $7.9 million (exclusive of any gross-up payments for excise tax). Completion of the merger will also trigger change in control provisions of the Company’s employee and director stock option plans whereby the vesting of stock options, restricted stock and restricted stock units is accelerated in connection with a change in control. Under certain circumstances that could result in the termination of the Merger Agreement, the Company would be required to pay a termination fee of $37.5 million to IPSCO. For the three and nine months ended September 30, 2006, the Company incurred approximately $1.0 million in costs and expenses related to the pending merger. These costs are included in selling, general and administrative expense in the Condensed Consolidated Statements of Income.

Other

The Company has entered into a fixed volume and base price contract with its major supplier of steel coils for 2006 for a portion of its estimated raw material requirements.

Note 11: EMPLOYEE BENEFIT PLANS

The following tables provide the components of the Company’s pension and postretirement health benefit costs:

	Three Months Ended September 30,
	Pension		Health
(In thousands)	2006	2005	2006	2005
Service cost	$95	$99	$5	$5
Interest cost	48	40	5	5
Recognized actuarial loss	3	1	—	—
Amortization of transition obligation	—	—	7	7
	$146	$140	$17	$17

	Nine Months Ended September 30,
	Pension		Health
(In thousands)	2006	2005	2006	2005
Service cost	$287	$298	$15	$16
Interest cost	143	120	15	15
Recognized actuarial loss	8	3	—	—
Amortization of transition obligation	—	—	21	21
	$438	$421	$51	$52

Note 12: PRODUCT WARRANTIES

The Company’s products are used in applications which are subject to inherent risks, including well failures, performance deficiencies, line pipe leaks, personal injury, property damage, environmental contamination or loss of production. The Company warrants its products to meet certain specifications and actual or claimed deficiencies from these specifications may give rise to claims. The Company maintains reserves for asserted and unasserted product warranty and product liability claims. The product warranty and product liability claims exposure is evaluated using historical claim trends and information available on specifically known claims. The Company considers the extent of insurance coverage in its estimate of the reserve. The incurrence of an unusually large dollar claim or a large number of claims could alter the Company’s exposure and the related reserves.

The following table identifies changes in warranty and product liability reserves for the three and nine months ended September 30, 2006 and 2005:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2006	2005	2006	2005
Balance, beginning of period	$1,961	$3,165	$1,833	$2,051
Accruals during the period	1,208	(58)	1,991	2,115
Settlements made during the period	(340)	(429)	(995)	(1,488)
Balance, end of period	$2,829	$2,678	$2,829	$2,678

Included in the balances at September 30, 2006 and 2005, is $0.5 million of valuation accounts that are reported against accounts receivable balances in the consolidated balance sheets.

Note 13: SUBSEQUENT EVENT

In October 2006, NS Group, its directors, IPSCO and PI Acquisition were named as defendants in a class action lawsuit filed in the Campbell Circuit Court of the Commonwealth of Kentucky. The plaintiff, Advantage Partners, a purported shareholder of the Company, has alleged, among other things, that the merger consideration to be paid to the shareholders of NS Group in the merger is unfair and inadequate, as a result of alleged breaches of fiduciary duty by NS Group and its directors. According to the complaint, NS Group’s directors agreed to an allegedly unfair and inadequate price and agreed to a termination fee, which is alleged to serve as a substantial deterrent to other prospective buyers, because of the directors’ interest in “quickly” signing the merger agreement in order to obtain allegedly “improper” personal benefits from the acceleration of various stock options and incentive plans and the indemnification provision of the merger agreement and, in the case of certain directors, salary continuation agreements. The complaint further alleges that the defendants breached an alleged duty of “full and fair disclosure” by failing to disclose certain allegedly material information regarding the negotiation of the merger agreement, including information relating to NS Group and its directors’ consideration of alternative transactions, additional information regarding the criteria that Raymond James utilized in certain aspects of its financial analysis, as well as the percentage of its fee that is contingent on consummation of the merger. The complaint alleges that IPSCO aided and abetted NS Group and its directors in the breaches of their duties to NS Group’s shareholders. The complaint seeks, among other relief, class certification of the lawsuit, compensatory and/or rescissory damages to the class, and an award of attorneys’ fees and expenses to the plaintiff. The NS Group defendants believe the complaint is without merit.